This filing is made pursuant to Rule 424(b)(2)
under the Securities Act of 1933
in connection with Registration No. 333-224828

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
2.875% Medium-Term Notes, Series A, due January 15, 2026	$750,000,000	101.357%	$760,177,500	$82,935.37
3.125% Medium-Term Notes, Series A, due December 1, 2030	$750,000,000	97.906%	$734,295,000	$80,111.58
Total	$1,500,000,000	—	$1,494,472,500	$163,046.95

(1)

The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, by multiplying the proposed maximum aggregate offering price of the securities offered by the fee payment rate in effect on the date of fee payment. The registration fee for an aggregate principal amount of $1,500,000,000 in Air Lease Corporation’s Medium-Term Notes, Series A, due Nine Months or More from the Date of Issue is being paid in connection with this filing. The registration fee for an additional aggregate principal amount of $6,100,920,000 in Air Lease Corporation’s Medium-Term Notes, Series A, due Nine Months or More from the Date of Issue was paid previously. In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, Air Lease Corporation is deferring payment on the registration fee for an aggregate principal amount of $7,399,080,000 in Air Lease Corporation’s Medium-Term Notes, Series A, due Nine Months or More from the Date of Issue.

PRICING SUPPLEMENT

(To Prospectus dated November 20, 2018 and

Prospectus Supplement dated November 20, 2018)

Air Lease Corporation

$750,000,000 2.875% Medium-Term Notes, Series A, due January 15, 2026

$750,000,000 3.125% Medium-Term Notes, Series A, due December 1, 2030

We are offering (i) $750,000,000 aggregate principal amount of additional 2.875% Medium-Term Notes, Series A, due January 15, 2026, or the “2026 notes,” and (ii) $750,000,000 aggregate principal amount of 3.125% Medium-Term Notes, Series A, due December 1, 2030, or the “2030 notes.” We refer to the 2026 notes and the 2030 notes each as a “tranche” of our Medium-Term Notes, Series A, and collectively, as the “notes.” We will pay interest on the 2026 notes semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2021, and at maturity. We will pay interest on the 2030 notes semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2021, and at maturity.

The 2026 notes will have the same terms as, and constitute a single tranche with, the $700,000,000 aggregate principal amount of 2.875% Medium-Term Notes, Series A, due January 15, 2026, or the “existing 2026 notes,” that we originally issued on August 17, 2020. The 2026 Notes will have the same CUSIP number as the existing 2026 notes and will be issued as additional notes under the indenture governing the existing 2026 notes. The 2026 notes are expected to trade interchangeably with the existing 2026 notes immediately upon settlement and be fungible with the existing 2026 notes. As a result, the outstanding aggregate principal amount of our 2.875% Medium-Term Notes, Series A, due January 15, 2026 as of the issue date of the 2026 notes will be $1,450,000,000. See “United States Federal Taxation.”

We may redeem the notes at our option, in whole or in part, at any time and from time to time, at the redemption prices described in this pricing supplement under “Description of Notes—Optional Redemption.” If a Change of Control Repurchase Event, as defined in the related prospectus supplement, occurs, unless we have exercised our right to redeem all of the notes of a tranche, holders of the notes of such tranche may require us to repurchase the applicable notes at the prices described in this pricing supplement under “Description of Notes—Repurchase Upon Change of Control Repurchase Event.”

The notes will be our general unsecured senior obligations and will rank equally in right of payment with our existing and future unsecured senior indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Each tranche of the notes is a new issue of securities with no established trading market. We do not intend to apply to list either tranche of the notes on any securities exchange or include either tranche of the notes in any automated quotation system.

Investing in the notes involves risks. To read about certain risks you should consider before buying the notes, see “Risk Factors” beginning on page S-1 of the related prospectus supplement, page 7 of the related prospectus and those risk factors described in any documents incorporated by reference herein.

	Per 2026 Note	Per 2030 Note	Total
Public offering price(1)(2)	101.357%	97.906%	$1,494,472,500
Underwriting discount	0.600%	0.650%	$9,375,000
Proceeds, before expenses, to us(1)(2)	100.757%	97.256%	$1,485,097,500

(1)	Plus accrued interest, if any, from November 24, 2020, if settlement occurs after that date.
(2)

In addition to the public offering price in the table above, purchasers of the 2026 notes will pay an aggregate of $ $5,809,895.83 of accrued interest on the 2026 notes from, and including, August 17, 2020 to, but excluding, November 24, 2020. This amount of accrued interest will be paid on January 15, 2021 to holders of the 2026 notes, along with interest accrued on the 2026 notes from November 24, 2020 to, but excluding, January 15, 2021.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement or the related prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank SA/NV, as operator of the Euroclear System, against payment in New York, New York on or about November 24, 2020, which is the fifth business day following the date of this pricing supplement.

Joint Book-Running Managers for the 2026 Notes

BNP PARIBAS	BofA Securities	J.P. Morgan	Regions Securities LLC

BMO Capital Markets	Loop Capital Markets	Mizuho Securities	MUFG
RBC Capital Markets	SOCIETE GENERALE	Truist Securities	Wells Fargo Securities
Fifth Third Securities	Citigroup	Goldman Sachs & Co. LLC	Santander
TD Securities	Citizens Capital Markets	Commonwealth Bank of Australia	ICBC Standard Bank
KeyBanc Capital Markets	Bank ABC	CIBC Capital Markets	Mischler Financial Group, Inc.

Joint Book-Running Managers for the 2030 Notes

BNP PARIBAS	BofA Securities	J.P. Morgan	NatWest Markets

BMO Capital Markets	Loop Capital Markets	Mizuho Securities	MUFG
RBC Capital Markets	SOCIETE GENERALE	Truist Securities	Wells Fargo Securities
Fifth Third Securities	Citigroup	Goldman Sachs & Co. LLC	Santander
TD Securities	Citizens Capital Markets	Commonwealth Bank of Australia	ICBC Standard Bank
KeyBanc Capital Markets	Bank ABC	CIBC Capital Markets	Mischler Financial Group, Inc.

Co-Managers for the Notes

Morgan Stanley	Keefe, Bruyette & Woods A Stifel Company

Pricing Supplement dated November 17, 2020.

PS-i

ABOUT THIS PRICING SUPPLEMENT

It is important for you to read and consider all of the information contained in this pricing supplement, the related prospectus supplement, the related prospectus and any related free writing prospectus that we prepare or authorize in making your investment decision. We have not, and the underwriters and their affiliates and agents have not, authorized anyone to provide you with any information or represent anything about us other than what is contained or incorporated by reference in this pricing supplement, the related prospectus supplement, the related prospectus or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We are responsible only for the information contained in this pricing supplement, the related prospectus supplement, the related prospectus, the documents incorporated by reference therein and any related free writing prospectus issued or authorized by us. We are not, and the underwriters and their affiliates and agents are not, making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement, the related prospectus supplement, the related prospectus or in any related free writing prospectus prepared by us or on our behalf is accurate as of any date other than their respective dates.

When this pricing supplement uses the terms “Company,” “ALC,” “we,” “our” and “us,” they refer solely to Air Lease Corporation and do not include its consolidated subsidiaries unless otherwise stated or the context otherwise requires. Capitalized terms used in this pricing supplement which are not defined in this pricing supplement and are defined in the related prospectus supplement or related prospectus shall have the meanings assigned to them in the related prospectus supplement or related prospectus, as applicable.

ALC is the issuer of all of the notes offered under this pricing supplement. Our telephone number is (310) 553-0555 and our website is www.airleasecorp.com. Information included or referred to on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this pricing supplement, the related prospectus supplement or related prospectus.

PS-ii

DESCRIPTION OF NOTES

General

We provide information to you about the 2026 notes (the “2026 Notes”) and the 2030 notes (the “2030 Notes” and, together with the 2026 Notes, the “Notes”) in three separate documents:

•	this pricing supplement which specifically describes each tranche of the Notes being offered;

•	the related prospectus supplement which describes ALC’s Medium-Term Notes, Series A; and

•	the related prospectus which describes generally certain securities of ALC.

This description supplements, and to the extent inconsistent supersedes, the description of the general terms and provisions of the debt securities found in the related prospectus and ALC’s Medium-Term Notes, Series A described in the related prospectus supplement.

Terms of the Notes

The Notes will:

•	be our general unsecured senior obligations;

•

rank equal in right of payment with any of our Medium-Term Notes, Series A previously issued or issued in the future and with any of our existing and future senior indebtedness, without giving effect to collateral arrangements;

•	be effectively subordinated to all of our and our subsidiaries secured indebtedness to the extent of the value of the pledged assets;

•	be structurally subordinated to all indebtedness and other liabilities of any of our subsidiaries;

•	be senior in right of payment to any of our existing and future obligations that are expressly subordinated or junior in right of payment to the Notes pursuant to a written agreement;

•	be considered part of the same series of notes as any of our other Medium-Term Notes, Series A previously issued or issued in the future;

•	be denominated and payable in U.S. dollars; and

•	be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The 2026 Notes

The following terms apply to the 2026 Notes:

Principal Amount: $750,000,000. The 2026 Notes will have the same terms as, and constitute a single tranche with, the $700,000,000 aggregate principal amount of 2.875% Medium-Term Notes, Series A, due January 15, 2026 (the “Existing 2026 Notes”) that we originally issued on August 17, 2020. The 2026 Notes will have the same CUSIP number as the Existing 2026 Notes and will be issued as additional notes under the indenture governing the Existing 2026 Notes. The 2026 Notes are expected to trade interchangeably with the Existing 2026 Notes immediately upon settlement and be fungible with the Existing 2026 Notes. As a result, the outstanding aggregate principal amount of our 2.875% Medium-Term Notes, Series A, due January 15, 2026 as of the issue date of the 2026 Notes will be $1,450,000,000. See “United States Federal Taxation.”

Trade Date: November 17, 2020

Issue Date: November 24, 2020

Stated Maturity: January 15, 2026

Interest Rate: 2.875% per annum. Interest will be deemed to have accrued from and including August 17, 2020.

Interest Payment Dates: Each January 15 and July 15, beginning on January 15, 2021 (short first coupon), and at Maturity

Regular Record Dates: Every January 1 and July 1, whether or not a Business Day

Day Count Convention: 30/360

Business Day Convention: Following; If any Interest Payment Date or Maturity falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

Business Day: Any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

CUSIP / ISIN: 00914AAJ1 / US00914AAJ16

The 2030 Notes

The following terms apply to the 2030 Notes:

Principal Amount: $750,000,000

Trade Date: November 17, 2020

Issue Date: November 24, 2020

Stated Maturity: December 1, 2030

Interest Rate: 3.125% per annum, accruing from November 24, 2020

Interest Payment Dates: Each June 1 and December 1, beginning on June 1, 2021 (long first coupon), and at Maturity

Regular Record Dates: Every May 15 and November 15, whether or not a Business Day

Day Count Convention: 30/360

Business Day Convention: Following; If any Interest Payment Date or Maturity falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

Business Day: Any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

CUSIP / ISIN: 00914AAK8 / US00914AAK88

Optional Redemption

We may redeem the 2026 Notes at our option, in whole or, from time to time, in part, on any date prior to December 15, 2025, at a redemption price equal to 100% of the aggregate principal amount of the 2026 Notes to be redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date. On or after December 15, 2025, we may redeem the 2026 Notes at our option, in whole or, from time to time, in part, at a redemption price equal to 100% of the aggregate principal amount of the 2026 Notes to be redeemed plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

We may redeem the 2030 Notes at our option, in whole or, from time to time, in part, on any date prior to September 1, 2030, at a redemption price equal to 100% of the aggregate principal amount of the 2030 Notes to be redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date. On or after September 1, 2030, we may redeem the 2030 Notes at our option, in whole or, from time to time, in part, at a redemption price equal to 100% of the aggregate principal amount of the 2030 Notes to be redeemed plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

If a Note is redeemed on or after a record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the holder of record as of such record date.

We generally will be required to provide notices of redemption not less than 30 days but not more than 60 days before the redemption date to each holder whose Notes are to be redeemed at such holder’s registered address or otherwise in accordance with the procedures of the depositary. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. Selection of the Notes for redemption in the case of any partial redemption will be made by the Trustee by lot in compliance with the applicable procedures of DTC, although no Note of $2,000 in principal amount or less will be redeemed in part. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note upon written direction by such holder.

Any redemption notice may, at our discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at our discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such date of redemption be delayed to a date later than 60 days after the date on which such notice was given), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed.

Unless we default in payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption from and after the applicable redemption date.

“Applicable Premium” means, (A) with respect to a 2026 Note on any date of redemption, the excess, if any, of (x) the present value as of such date of redemption of (i) 100% of the principal amount of such 2026 Note plus (ii) all required interest payments due on such 2026 Note through December 15, 2025, assuming such 2026 Note matured on such date (excluding accrued but unpaid interest to, but excluding, the date of redemption), computed using a discount rate equal to the Applicable Treasury Rate as of such date of redemption plus 45 basis points, over (y) the then outstanding principal of such 2026 Note and (B) with respect to a 2030 Note on any date of redemption, the excess, if any, of (x) the present value as of such date of redemption of (i) 100% of the principal amount of such 2030 Note plus (ii) all required interest payments due on such 2030 Note through September 1, 2030, assuming such 2030 Note matured on such date (excluding accrued but unpaid interest to, but excluding, the date of redemption), computed using a discount rate equal to the Applicable Treasury Rate as of such date of redemption plus 40 basis points, over (y) the then outstanding principal of such 2030 Note.

“Applicable Treasury Rate” means as of any date of redemption of (A) the 2026 Notes, the yield to stated maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent statistical release designated as “H.15” under the caption “Treasury constant maturities” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to December 15, 2025; provided, however, that if the period from the redemption date to December 15, 2025 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 15, 2025 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used or (B) the 2030 Notes, the yield to stated maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent statistical release designated as “H.15” under the caption “Treasury constant maturities” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to September 1, 2030; provided, however, that if the period from the redemption date to September 1, 2030 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to September 1, 2030 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Repurchase Upon Change of Control Repurchase Event

Unless we have exercised our right to redeem all of the Notes of a tranche, we will make an offer to purchase all of the Notes of such tranche as described in the related prospectus supplement under “Description of Notes—Repurchase Upon Change of Control Repurchase Event” at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

Further Issues

We may, from time to time, without notice to or the consent of any holder of any Notes, create and issue additional notes that have the same terms and conditions as any tranche of the Notes previously issued, or the same except for the public offering price, issue date and, in some cases, first interest payment date. These additional notes will be considered part of the same (i) tranche of notes as such Notes and (ii) series as any of our other Medium-Term Notes, Series A previously issued or issued in the future. We also may, from time to time, without notice to or the consent of any holder of any Notes, create and issue additional debt securities, under the indenture or otherwise, ranking equally with the Notes and our other Medium-Term Notes, Series A.

Book-Entry Notes and Form

Each tranche of the Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) which will be deposited with, or on behalf of, The Depository Trust Company in New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in the Depositary, including Euroclear Bank SA/NV and Clearstream Banking, S.A.

UNDERWRITING

BNP Paribas Securities Corp., BofA Securities, Inc., J.P. Morgan Securities LLC, NatWest Markets Securities Inc. (only with respect to the 2030 notes) and Regions Securities LLC (only with respect to the 2026 notes) are acting as representatives (the “Representatives”) of each of the underwriters named below (the “Underwriters”). Under the terms and subject to the conditions set forth in the Terms Agreement, dated November 17, 2020 (the “Terms Agreement”), among us and the Underwriters, incorporating the terms of the Distribution Agreement, dated November 20, 2018 (the “Distribution Agreement”), among us and the agents named in the prospectus supplement, we have agreed to sell to the Underwriters, and each of the Underwriters has agreed, severally and not jointly, to purchase from us, as principal, the aggregate principal amount of each tranche of the notes set forth opposite its name below.

Underwriter	Aggregate Principal Amount of 2026 Notes	Aggregate Principal Amount of 2030 Notes
BNP Paribas Securities Corp.	$112,500,000	$112,500,000
BofA Securities, Inc.	120,000,000	120,000,000
J.P. Morgan Securities LLC	120,000,000	120,000,000
NatWest Markets Securities Inc.	—	112,500,000
Regions Securities LLC	112,500,000	—
BMO Capital Markets Corp.	16,875,000	16,875,000
Loop Capital Markets LLC	16,875,000	16,875,000
Mizuho Securities USA LLC	16,875,000	16,875,000
MUFG Securities Americas Inc.	16,875,000	16,875,000
RBC Capital Markets, LLC	16,875,000	16,875,000
SG Americas Securities, LLC	16,875,000	16,875,000
Truist Securities, Inc.	16,875,000	16,875,000
Wells Fargo Securities, LLC	16,875,000	16,875,000
Fifth Third Securities, Inc.	15,000,000	15,000,000
Citigroup Global Markets Inc.	13,125,000	13,125,000
Goldman Sachs & Co. LLC	13,125,000	13,125,000
Santander Investment Securities Inc.	13,125,000	13,125,000
TD Securities (USA) LLC	13,125,000	13,125,000
Citizens Capital Markets, Inc.	11,250,000	11,250,000
Commonwealth Bank of Australia	11,250,000	11,250,000
ICBC Standard Bank Plc	11,250,000	11,250,000
KeyBanc Capital Markets Inc.	11,250,000	11,250,000
Arab Banking Corporation B.S.C.	9,375,000	9,375,000
CIBC World Markets Corp.	9,375,000	9,375,000
Mischler Financial Group, Inc.	9,375,000	9,375,000
Morgan Stanley & Co. LLC	5,625,000	5,625,000
Keefe, Bruyette & Woods, Inc.	3,750,000	3,750,000

Total	$750,000,000	$750,000,000

If an Underwriter defaults, the Distribution Agreement provides that the purchase commitments of the nondefaulting Underwriters may be increased or the agreement to purchase the notes may be terminated, in each case, subject to certain terms and conditions set forth in the Distribution Agreement.

We have agreed to indemnify the Underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the Terms Agreement and Distribution Agreement, such as the receipt by the Underwriters of officer’s certificates and legal opinions. The Underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The Representatives have advised us that the Underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this pricing supplement and may offer the notes to certain dealers at such prices less a concession not in excess of (i) 0.350% of the principal amount of the 2026 notes and (ii) 0.400% of the principal amount of the 2030 notes. Any such securities dealers may resell any notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering prices of up to (i) 0.250% of the principal amount of the 2026 notes and (ii) 0.250% of the principal amount of the 2030 notes. After the initial offering, the public offering prices, concessions or any other terms of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $2,000,000 and are payable by us.

New Issue of Notes

Each tranche of the notes is a new issue of securities with no established trading market. We do not intend to apply for listing of either tranche of the notes on any securities exchange or for inclusion of either tranche of the notes on any automated dealer quotation system. We have been advised by the Underwriters that they presently intend to make a market in each tranche of the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for either tranche of the notes or that an active public market for either tranche of the notes will develop. If an active public trading market for a tranche of the notes does not develop, the market price and liquidity of such tranche of notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about November 24, 2020, which will be the fifth business day following the date of this pricing supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this pricing supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, until the closing date, without first obtaining the prior written consent of the Representatives, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any debt securities issued by the Company and that are substantially similar to the notes, except for the notes sold to the Underwriters pursuant to the Terms Agreement or other agreement, deposit and other bank obligations issued and sold directly by the Company in the ordinary course of its business, debt instruments described in Section 3(a)(3) of the Securities Act and commercial paper in the ordinary course of its business.

Short Positions

In connection with the offering, the Underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater principal amount of notes than they are required to purchase in the offering. The Underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the Underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the Underwriters make any representation that the Representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. The Underwriters and their affiliates may receive a portion of the net proceeds to the extent we use net proceeds to repay indebtedness under which certain of the Underwriters or their affiliates are lenders.

In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the Underwriters or their affiliates have a lending relationship with us, certain of those Underwriters or their affiliates routinely hedge, and certain other of those Underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prohibition of Sales to EEA and UK Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No

1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This pricing supplement has been prepared on the basis that any offer of notes in any member state of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This pricing supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in Switzerland

This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Israel

This pricing supplement does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”) and has not been filed with or approved by the Israel Securities Authority. In Israel, this pricing supplement is being distributed only to, and is directed only at, qualified investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law. Qualified investors may be required to submit written confirmation that they fall within the scope of the Addendum. In addition, we may distribute and direct this pricing supplement in Israel, at our sole discretion, to investors who are not considered qualified investors, provided that the number of such investors in Israel shall be no greater than 35 in any 12-month period.

UNITED STATES FEDERAL TAXATION

For a summary of material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the notes, see the discussion under the caption “Material United States Federal Income Tax Considerations” in the related prospectus supplement. The discussion below is meant to update and supplement such summary in the related prospectus supplement and is subject to the same limitations and qualifications set forth therein. To the extent the discussion below is inconsistent with such summary in the related prospectus supplement, the discussion below supersedes the relevant disclosure in the related prospectus supplement.

Qualified Reopening of the Existing 2026 Notes

We intend to treat the issuance of the 2026 notes as a “qualified reopening” of the existing 2026 notes for U.S. federal income tax purposes. Accordingly, the 2026 notes are expected to have the same issue date and the same issue price as the existing 2026 notes for U.S. federal income tax purposes.

Pre-issuance Accrued Interest

The offering price for the 2026 notes that a holder must pay will include amounts attributable to interest accrued from and including August 17, 2020 (“pre-issuance accrued interest”). Pre-issuance accrued interest will be included in the accrued interest to be paid on the 2026 notes on the first interest payment date after the issuance of the 2026 notes. In accordance with applicable Treasury regulations, for U.S. federal income tax purposes, we will treat the 2026 notes as having been purchased for a price that does not include any pre-issuance accrued interest. If the 2026 notes are so treated, the portion of the first stated interest payment equal to the pre-issuance accrued interest will be deemed to be a non-taxable return of pre-issuance accrued interest and, accordingly, will not be taxable as interest on the 2026 notes.

FATCA

As discussed in the section of the related prospectus supplement entitled “Material United States Federal Income Tax Considerations,” under legislation commonly referred to as “FATCA,” a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a note. Regulations proposed by the U.S. Treasury Department in December 2018, however, indicate an intent to eliminate the requirement under “FATCA” of withholding on payments of gross proceeds (other than amounts treated as interest). The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

For other U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, please see the section of the related prospectus supplement entitled “Material United States Federal Income Tax Considerations.”

LEGAL MATTERS

The validity of the notes offered by this pricing supplement will be passed upon for us by O’Melveny & Myers LLP. The underwriters have been represented by Simpson Thacher & Bartlett LLP, Palo Alto, California.